Exhibit 99.1

CORESITE REPORTS THIRD-QUARTER REVENUE AND FFO PER SHARE YEAR OVER YEAR GROWTH OF 23% AND 35%, RESPECTIVELY

2015 FFO guidance increased to a range of $2.82 to $2.86 per share

DENVER, CO — October 22, 2015 — CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center solutions across the U.S., today announced financial results for the third quarter ended September 30, 2015.

Quarterly Highlights

•                  Reported third-quarter funds from operations (“FFO”) of $0.74 per diluted share and unit, representing 34.5% growth year over year

•                  Reported third-quarter total operating revenues of $86.6 million, representing a 22.7% increase year over year; total data center revenues of $84.6 million increased 23.5% year over year

•                  Executed 64,087 net rentable square feet (NRSF) of new and expansion data center leases representing $8.8 million of annualized GAAP rent at a rate of $138 per square foot

•                  Commenced 66,330 net rentable square feet of new and expansion leases representing $9.3 million of annualized GAAP rent at a rate of $139 per square foot

•                  Realized rent growth on signed renewals of 4.2% on a cash basis and 9.7% on a GAAP basis and recorded rental churn of 1.4%

Tom Ray, CoreSite’s Chief Executive Officer, commented, “We are pleased that our sales momentum carried into the second half of the year and that our Q3 financial results reflect our work to increase efficiencies and scale our business.” Mr. Ray continued, “Further, we continued to execute upon our strategic priorities, including increasing transaction count; enhancing the network and cloud density of our portfolio; and diversifying our customer base with a record number of new logos in the quarter. As we look forward, we believe the growth potential of our business remains highly attractive and we believe in our ability to continue to execute upon our growth plans and deliver superior returns on capital.”

Financial Results

CoreSite reported FFO per diluted share and unit of $0.74 for the three months ended September 30, 2015, an increase of 34.5% compared to $0.55 per diluted share and unit for the three months ended September 30, 2014. On a sequential-quarter basis, FFO per diluted share and unit increased 8.8%.

Total operating revenues for the three months ended September 30, 2015, were $86.6 million, a 22.7% increase year over year and an increase of 6.3% on a sequential-quarter basis. Total data center revenues for the three months ended September 30, 2015, were $84.6 million, a 23.5% increase year over year and an increase of 6.4% on a sequential-quarter basis. CoreSite reported net income attributable to common shares of $6.9 million, or $0.26 per diluted share.

Sales Activity

CoreSite executed 149 new and expansion data center leases representing $8.8 million of annualized GAAP rent during the third quarter, comprised of 64,087 NRSF at a weighted-average GAAP rental rate of $138 per NRSF.

CoreSite’s third-quarter data center lease commencements totaled 66,330 NRSF at a weighted average GAAP rental rate of $139 per NRSF, which represents $9.3 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the third quarter totaled $10.5 million in annualized GAAP rent, comprised of 72,031 NRSF at a weighted-average GAAP rental rate of $145 per NRSF, reflecting a 4.2% increase in rent on a cash basis and 9.7% increase on a GAAP basis. The third-quarter rental churn rate was 1.4%.

Development Activity

Santa Clara —During the third quarter, CoreSite commenced construction of Phase 1 of SV7, comprised of a 230,000 square-foot powered shell plus 80,000 square feet of turn-key data center capacity within the shell. CoreSite expects to invest $110 million to complete Phase 1 and expects to substantially complete construction in the second quarter of 2016. Additionally, as of September 30, 2015, CoreSite had incurred $10.9 million of the estimated $30.0 million required to complete the previously-announced 136,580 square-foot SV6 build-to-suit development. CoreSite expects to substantially complete SV6 and commence the associated lease in the first half of 2016.

Northern Virginia — As of September 30, 2015, CoreSite had 96,274 NRSF of data center space under construction in Phase 3 and Phase 4 at VA2 and had incurred $11.0 million of the estimated $32.5 million required to complete these projects. CoreSite expects to complete construction on Phase 3 in the fourth quarter of 2015 and Phase 4 in the first quarter of 2016.

Additional markets — During the third quarter, CoreSite placed into service 12,500 NRSF at LA2 in Los Angeles, of which 64.8% is currently leased. CoreSite also placed into service 11,704 NRSF at CH1 in Chicago, of which 53.9% is leased. As of September 30, 2015, CoreSite had 14,031 NRSF of turn-key data center capacity under construction at BO1 in Boston. As of the end of the third quarter, CoreSite had incurred $3.0 million of the estimated $11.0 million required to complete this project, and expects to complete construction in the first quarter of 2016.

Balance Sheet and Liquidity

As of September 30, 2015, CoreSite had net debt of $350.8 million, correlating to 2.0 times third-quarter annualized adjusted EBITDA, and net debt and preferred stock outstanding of $465.8 million, correlating to 2.7 times third-quarter annualized adjusted EBITDA.

At quarter end, CoreSite had $9.5 million of cash available on its balance sheet and $233.4 million of capacity available under its revolving credit facility.

Dividend

On August 31, 2015, CoreSite announced a dividend of $0.42 per share of common stock and common stock equivalents for the third quarter of 2015. The dividend was paid on October 15, 2015, to shareholders of record on September 30, 2015.

CoreSite also announced on August 31, 2015, a dividend of $0.4531 per share of Series A preferred stock for the period July 15, 2015, to October 14, 2015. The preferred dividend was paid on October 15, 2015, to shareholders of record on September 30, 2015.

2015 Guidance

CoreSite is increasing its 2015 guidance of FFO per diluted share and unit to a range of $2.82 to $2.86 from the previous range of $2.75 to $2.83, an increase of 1.8% at the midpoint. In addition, CoreSite is increasing its 2015 guidance for net income attributable to common shares to a range of $0.98 to $1.02 from the previous range of $0.93 to $1.01 per diluted share, with the difference between FFO and net income being real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in NAREIT’s REITWorld conference on November 17 and November 18 at the Wynn Las Vegas in Las Vegas, Nevada.

Conference Call Details

CoreSite will host a conference call on October 22, 2015, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers. The passcode for the replay is 13620908. The replay will be available until October 29, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center solutions across eight key North American markets. More than 800 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 350+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | Director of Investor Relations
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands)

	September 30, 2015	December 31, 2014
Assets:
Investments in real estate:
Land	$74,819	$78,983
Buildings and improvements	1,024,778	888,966
	1,099,597	967,949
Less: Accumulated depreciation and amortization	(265,637)	(215,978)
Net investment in operating properties	833,960	751,971
Construction in progress	126,117	178,599
Net investments in real estate	960,077	930,570
Cash and cash equivalents	9,477	10,662
Accounts and other receivables, net	14,194	10,290
Lease intangibles, net	5,249	7,112
Goodwill	41,191	41,191
Other assets	85,421	75,600
Total assets	$1,115,609	$1,075,425

Liabilities and equity:
Liabilities
Revolving credit facility	$110,250	$218,500
Senior unsecured term loans	250,000	100,000
Accounts payable and accrued expenses	56,972	42,463
Accrued dividends and distributions	22,688	22,355
Deferred rent payable	8,248	8,985
Acquired below-market lease contracts, net	4,909	5,576
Unearned revenue, prepaid rent and other liabilities	30,439	19,205
Total liabilities	483,506	417,084

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	261	212
Additional paid-in capital	336,811	275,038
Accumulated other comprehensive loss	(1,507)	(125)
Distributions in excess of net income	(81,990)	(67,538)
Total stockholders’ equity	368,575	322,587
Noncontrolling interests	263,528	335,754
Total equity	632,103	658,341

Total liabilities and equity	$1,115,609	$1,075,425

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Operating revenues:
Data center revenue:
Rental revenue	$47,135	$44,824	$38,315	$133,282	$110,152
Power revenue	23,716	21,792	18,687	65,177	51,264
Interconnection revenue	11,400	10,595	9,169	32,210	25,819
Tenant reimbursement and other	2,357	2,276	2,328	6,049	6,711
Total data center revenue	84,608	79,487	68,499	236,718	193,946
Office, light-industrial and other revenue	1,947	1,969	2,016	6,050	5,982
Total operating revenues	86,555	81,456	70,515	242,768	199,928

Operating expenses:
Property operating and maintenance	24,376	22,204	20,043	66,360	54,866
Real estate taxes and insurance	3,216	3,270	3,073	8,421	5,059
Depreciation and amortization	24,347	24,046	20,914	71,209	58,300
Sales and marketing	3,775	4,256	3,806	11,813	11,141
General and administrative	8,644	7,952	7,145	24,461	21,582
Rent	5,440	5,007	5,113	15,690	15,249
Impairment of internal-use software	—	—	—	—	1,959
Transaction costs	6	45	49	51	62
Total operating expenses	69,804	66,780	60,143	198,005	168,218

Operating income	16,751	14,676	10,372	44,763	31,710
Gain on real estate disposal	—	—	—	36	—
Interest income	1	2	1	5	5
Interest expense	(2,188)	(1,730)	(1,361)	(5,183)	(3,949)
Income before income taxes	14,564	12,948	9,012	39,621	27,766
Income tax expense	(34)	(66)	(22)	(149)	(20)
Net income	14,530	12,882	8,990	39,472	27,746

Net income attributable to noncontrolling interests	5,526	5,259	3,759	16,193	11,730
Net income attributable to CoreSite Realty Corporation	9,004	7,623	5,231	23,279	16,016
Preferred stock dividends	(2,084)	(2,085)	(2,084)	(6,253)	(6,253)
Net income attributable to common shares	$6,920	$5,538	$3,147	$17,026	$9,763

Net income per share attributable to common shares:
Basic	$0.26	$0.23	$0.15	$0.71	$0.46
Diluted	$0.26	$0.22	$0.14	$0.69	$0.45

Weighted average common shares outstanding:
Basic	26,126,332	24,536,583	21,214,825	24,029,106	21,113,700
Diluted	26,549,537	25,055,195	21,708,759	24,544,612	21,679,931

Reconciliations of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income	$14,530	$12,882	$8,990	$39,472	$27,746
Real estate depreciation and amortization	22,818	21,343	18,988	64,414	53,987
Gain on real estate disposal	—	—	—	(36)	—
FFO	$37,348	$34,225	$27,978	$103,850	$81,733
Preferred stock dividends	(2,084)	(2,085)	(2,084)	(6,253)	(6,253)
FFO available to common shareholders and OP unit holders	$35,264	$32,140	$25,894	$97,597	$75,480

Weighted average common shares outstanding - diluted	26,550	25,055	21,709	24,545	21,680
Weighted average OP units outstanding - diluted	20,861	22,344	25,361	22,839	25,361
Total weighted average shares and units outstanding - diluted	47,411	47,399	47,070	47,384	47,041

FFO per common share and OP unit - diluted	$0.74	$0.68	$0.55	$2.06	$1.60

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA):

(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income	$14,530	$12,882	$8,990	$39,472	$27,746
Adjustments:
Interest expense, net of interest income	2,187	1,728	1,360	5,178	3,944
Income taxes	34	66	22	149	20
Depreciation and amortization	24,347	24,046	20,914	71,209	58,300
EBITDA	$41,098	$38,722	$31,286	$116,008	$90,010
Non-cash compensation	1,944	1,792	1,518	5,305	4,766
Gain on real estate disposal	—	—	—	(36)	—
Transaction costs / litigation	656	45	49	931	288
Impairment of internal-use software	—	—	—	—	1,959
Adjusted EBITDA	$43,698	$40,559	$32,853	$122,208	$97,023

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.